EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the Ordinary Shares of Prothena Corporation plc dated as of December 28, 2012 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated: December 28, 2012	ELAN CORPORATION, PLC

	By:	/s/ William F. Daniel
Name: William F. Daniel
Title: Executive Vice President and Company Secretary

Dated: December 28, 2012	ELAN SCIENCE ONE LIMITED

	By:	/s/ William F. Daniel
Name: William F. Daniel
Title: Company Secretary